Exhibit 3.3

ARTICLES OF INCORPORATION

OF

INLAND REAL ESTATE INCOME TRUST II, INC.

FIRST: The undersigned, Cathleen M. Hrtanek, whose address is 2901 Butterfield Road Oak Brook, Illinois 60523, being at least eighteen (18) years of age, does hereby form a corporation under the general laws of the State of Maryland.

SECOND: The name of the corporation is Inland Real Estate Income Trust II, Inc.

THIRD: The purposes for which the corporation is formed are to engage in any lawful business or other activity (including, without limitation or obligation, qualifying as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or any successor statute) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

FOURTH: The address of the principal office of the corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201.

FIFTH: The resident agent of the corporation is The Corporation Trust Incorporated whose address is 351 West Camden Street, Baltimore, Maryland 21201.

SIXTH: The total number of shares of stock that the corporation has authority to issue is 450,000,000 shares of capital stock, of which 400,000,000 shares are classified as common stock with a par value of $0.001 per share and 50,000,000 shares are classified as preferred stock with a par value of $0.001 per share. The board of directors of the corporation shall have the authority, from time to time, to issue the preferred stock as preferred stock of any series and in connection with the creation of the series, to fix by the resolution or resolutions providing for the issue of shares thereof the number of shares of such series, and the designations, powers, preferences and rights, and the qualifications, limitations and restrictions of such series to the fullest extent now or hereafter permitted by the laws of the State of Maryland. The aggregate par value of all authorized shares having a par value is $450,000. The board of directors, with the approval of a majority of the entire board and without any action by the stockholders of the corporation, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the corporation has authority to issue. Except to the extent expressly authorized by the board of directors of the corporation, the corporation shall not issue stock certificates.

SEVENTH: The number of directors of the corporation shall initially be two, which number may be increased or decreased in accordance with the bylaws of the corporation; provided, however, that the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law. The names of the initial directors, who shall serve until the first meeting of stockholders and until their successors are duly elected and qualify, are Daniel L. Goodwin and Mitchell A. Sabshon.

EIGHTH: (a) The corporation reserves the right to make any amendment of the charter, now or hereafter authorized by law, including any amendment that alters the contract rights, as expressly set forth in the charter, of any outstanding shares of stock. The rights of all stockholders and the terms of all stock are subject to the provisions of the charter and the bylaws. The board of directors of the corporation shall have the exclusive power to make, alter, amend or repeal the bylaws.

(b) The board of directors of the corporation may authorize the issuance from time to time of shares of its stock of any class or series, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the board of directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter or bylaws of the corporation.

(c) The board of directors of the corporation may, by articles supplementary, classify any unissued shares of stock or reclassify any previously classified but unissued shares of stock from time to time into one or more classes or series of stock by setting or changing the designations, preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption of the stock. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article EIGHTH(c), the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of Article SIXTH.

(d) The determination as to any of the following matters, made in good faith by or pursuant to the direction of the board of directors consistent with the charter, shall be final and conclusive and shall be binding upon the corporation and every holder of shares of its stock: the amount of the net income of the corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid in surplus, net assets, other surplus, annual or other cash flow, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock of the corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the corporation or of any shares of stock of the corporation; the number of shares of stock of any class of the corporation; any matter relating to the acquisition, holding and disposition of any assets by the corporation; or any other matter relating to the business and affairs of the corporation or required or permitted by applicable law, the charter or bylaws or otherwise to be determined by the board of directors.

NINTH: No holder of any shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the board of directors may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the board of directors may deem advisable in connection with such issuance. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the Maryland General Corporation Law or any successor statute unless the board of directors, upon the affirmative vote of a majority of the board of directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

TENTH: To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no present or former director or officer of the corporation shall be liable to the corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article TENTH, nor the adoption or amendment of any other provision of the charter or bylaws inconsistent with this Article TENTH, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ELEVENTH: To the maximum extent permitted by Maryland law in effect from time to time, the corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the corporation and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the corporation and at the request of the corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The corporation may, with the approval of the board of directors, provide such indemnification and advancement of expenses to a person who served a predecessor of the corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the corporation or a predecessor of the corporation.

IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on this 18th day of December, 2013.

/s/ Cathleen M. Hrtanek
Cathleen M. Hrtanek

CONSENT TO SERVE AS RESIDENT AGENT

The Corporation Trust Incorporated consents to being named as the Resident Agent for Inland Real Estate Income Trust II, Inc., a Maryland corporation, in the attached document.

Executed on December 18, 2013.

THE CORPORATION TRUST INCORPORATED

By:	/s/ Billie J. Swoboda
Name:	Billie J. Swoboda
Title:	Vice President

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